Exhibit 99.1

Contacts:
Rajesh C. Shrotriya, M.D., CEO and President	Laurie Little
Spectrum Pharmaceuticals, Inc.	Spectrum Pharmaceuticals, Inc.
(949) 743-9295	(949) 743-9216

Spectrum Pharmaceuticals Reports First Quarter 2005
Financial Results and Presents Operational Highlights

Spectrum to Hold Conference Call Today, Tuesday, May 10, 2005
at 4:30 p.m. ET
Dial (877) 704-5385 or (913) 312-1303
Also available by webcast at www.spectrumpharm.com

•	$38 million in cash and marketable securities as of March 31, 2005

•	15.4 million shares outstanding as of May 9, 2005

•	$5.3 million Net loss for the 1st quarter, which includes approximately $900,000 for acquisitions

•	R&D expense increased by $2.8 million to $3.7 million from the same period in 2004

•	G&A expense decreased by $0.2 million to $1.1 million from the same period in 2004

•	Six proprietary drug candidates under development, including one in phase 3 and three in phase 2 clinical trials

•	Nine generic drug ANDAs pending at the FDA, one with Paragraph IV certification

     IRVINE, Calif., May 10, 2005 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today reported a net loss for the three months ended March 31, 2005 of approximately $5.3 million, or ($0.35) per share, compared to a net loss of approximately $2.2 million, or ($0.24) per share for the same period in 2004.

     The approximately $3.1 million increase in net loss for the first quarter of 2005 principally reflects an increase of $2.8 million in research and development expenses, and an increase of $0.6 million in stock-based charges, including approximately $900,000 in cash and stock for the acquisitions of RenaZorb™ and SPI-1620. The Company recorded no revenues during this quarter.

     As of March 31, 2005, the Company had cash and marketable securities of approximately $38 million, compared to approximately $39 million as of December 31, 2004. As of May 9, 2005 there were approximately 15.4 million shares of common stock outstanding.

     Research and development expenses increased from $0.9 million in the first quarter of 2004 to $3.7 million in the first quarter of 2005, primarily reflecting the expansion in the number and scope of our drug products under development and clinical trials activity.

     General and administrative expenses decreased by approximately $0.2 million, from $1.3 million in the first quarter of 2004 to $1.1 million in the first quarter of 2005, primarily due to a reduction in legal fees.

     “These first few months of 2005 have been very productive for Spectrum and I am very pleased with the progress we have made in all of our development projects,” said Rajesh C. Shrotriya, chairman, chief executive officer and president. “In addition to adding two new products to our portfolio, we filed three ANDAs with the FDA, initiated two new clinical trials with our Fourth Generation LHRH antagonist, SPI-153, and reported promising phase 2 data on our synthetic prodrug EOquin™. For a small company such as Spectrum, it is a tremendous testament to our dedication and hard work that we have been able to accomplish as much as we have in the past few months while keeping tight control over cash.”

Operational Highlights

Satraplatin

•	Enrollment for the Phase 3 pivotal SPARC trial is proceeding as planned, 500 patients were enrolled as of March 10, 2005 with a goal of completing full enrollment by year-end.

•	In April, an Independent Data Monitoring Board reviewed safety data from the on-going trial and recommended that the trial continue as planned.

•	The plan is to start filing a rolling NDA this year and complete NDA filing by the second half of next year.

•	Costs associated with satraplatin are being borne by our co-development partner GPC Biotech AG.

EOquin™ (EO9)

•	In January, we received from the U.S. Patent and Trademark Office (PTO) a Notice of Allowance for our patent application for EOquin™ entitled “Medical Compositions for Intravesical Treatment of Bladder Cancer.” This patent, when issued, will cover EOquin™ for use in the treatment of superficial bladder cancer and will not expire until November 2022.

•	Enrollment in a phase 2 clinical study of EOquin™ in refractory superficial bladder cancer has been completed. In March, an interim analysis of the data was presented at the European Association of Urology Congress and showed that complete response (CR) (complete disappearance of the tumor as confirmed by biopsy) was seen in 71% of patients who had failed multiple previous treatments.

•	EOquin™ is also being evaluated as a radiation sensitizer and we plan to initiate studies in the U.S. next year.

Elsamitrucin

•	Phase 2 clinical trials in refractory non-Hodgkin’s lymphoma are running at approximately 30 centers in the US.

•	We expect completion of enrollment by the end of 2005.

SPI-153

•	In April, we initiated two Phase 2 multicenter clinical trials in Europe for SPI-153, one in hormone-dependent prostate cancer and one for benign prostatic hypertrophy.

RenaZorb™

•	In January, we acquired rights to RenaZorb™, two pre-clinical second-generation lanthanum-based phosphate binding drugs that utilize nanoparticle technology, and have the potential to treat hyperphosphatemia (high phosphate levels in blood), in patients with kidney disease.

SPI – 1620

•	In February, we acquired rights to this EndothelinB Agonist, which has the potential to enhance the therapeutic index (increase the efficacy and reduce the toxicity) of chemotherapeutic agents by improving tumor perfusion and increasing delivery of anticancer agents to tumor tissue.

Generic drug product candidates

•	We filed three Abbreviated New Drug Applications (ANDAs) with the Food and Drug Administration (FDA) in 2005.

•	Our ANDA for sumatriptan succinate injection, the generic form of GlaxoSmithKline’s Imitrex ® injection, which is used for the acute treatment of migraine attacks and of cluster headache episodes in adults, was filed with a Paragraph IV certification, which states that the patent covering GlaxoSmithKline’s Imitrex ® injection, which with pediatric exclusivity is set to expire on February 6, 2009, is invalid, unenforceable and/or or will not be infringed by our generic product candidate. GlaxoSmithKline has commenced suit against us alleging that the filing of our ANDA infringes their patent. If we are successful in defending our claim, Spectrum will be granted six months of marketing exclusivity.

•	In April, we announced that we had formed an alliance with Cura Pharmaceuticals for the marketing and distribution of carboplatin, our liquid anti-cancer injectable product.

•	We continue to expect approval of carboplatin and fluconazole during 2005.

     “As we turn our attention to the rest of 2005, we are focused on adding value to our business and moving our goals forward,” stated Shrotriya. “We continue to make strategic acquisitions of products that concentrate on the oncology market or other unmet medical needs in order to enhance and diversify our product portfolio. We had planned to file 3-4 new ANDAs this year and have nearly met that goal in just the first few months. We also expect to file an Investigational New Drug (IND) application with the FDA on SPI-153 for the treatment of hormone dependent prostate cancer and hope to complete enrollment in the clinical trials for both satraplatin and elsamitrucin by the end of the year. With an expanding development program and a diligent eye on our resources, we believe that we are on the right track to continue our success in the months and year to come.”

About Spectrum Pharmaceuticals

     Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing prescription drug products for the treatment of cancer and other unmet medical needs. By leveraging its operational flexibility and regulatory proficiency, and using the extensive research and development capabilities of its strategic alliance partners, Spectrum has built a diversified portfolio of proprietary and generic drug products in various stages of development and regulatory approval. For more information, please visit our website at www.spectrumpharm.com.

Forward-looking statements

     This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the Company’s operational flexibility and regulatory proficiency, the extensive research and development capabilities of the Company’s strategic alliance partners, completing full enrollment of the satraplatin clinical trial by year-end, filing a rolling NDA this year for satraplatin and complete NDA filing by the second half of next year, initiate studies of EOquin™ in the U.S. next year as a radiation sensitizer, completion of enrollment of elsamitrucin by the end of 2005, RenaZorb’s™ potential to address hyperphosphatemia, SPI-1620’s potential to enhance the therapeutic index (increase the efficacy and reduce the toxicity) of chemotherapeutic agents by improving tumor perfusion and increasing delivery of anticancer agents to tumor tissue, approval of carboplatin and fluconazole during 2005, adding value to our business and moving our goals forward, making strategic acquisitions of products that concentrate on the oncology market or other unmet medical needs, filing 3-4 new ANDAs this year, filing an Investigational New Drug (IND) application with the FDA on SPI-153 for the treatment of hormone dependent prostate cancer, completing enrollment in the clinical trials for both satraplatin, that we are on the right track to continue our success in the months and year to come, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that current results are not indicative of future results, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, the fact that we might lose the lawsuit with GlaxoSmithKline and not receive marketing exclusivity, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.

Press Release format

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)

Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended March 31,
	2005	2004
Revenues	$—	$—

Operating expenses:
Research and development	3,694	857
General and administrative	1,132	1,288
Stock-based charges	658	72

Total operating expenses	5,484	2,217

Loss from operations	(5,484)	(2,217)
Other income (expense), net	214	49

Net loss before minority interest in consolidated subsidiary	(5,270)	(2,168)
Minority interest in net loss of consolidated subsidiary	2

Net loss	$(5,268)	$(2,168)

Basic and diluted net loss per share	$(0.35)	$(0.24)

Basic and diluted weighted average common shares outstanding	15,132,771	9,304,042

Supplemental Information
Stock-based charges — Components:
Research and development	$638	$2
General and administrative	$20	$70

Total stock based charges	$658	$72

Summary Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2005	2004
Cash, cash equivalents and marketable securities	$37,724	$39,206
Accounts Receivable	—	199
Inventory — Raw materials	332	224
Other current assets	297	372

Total current assets	38,353	40,001
Property and equipment, net and other assets	810	757

Total assets	$39,163	$40,758

Total liabilities	$4,057	$2,844
Minority Interest	22	24
Stockholders’ equity	35,084	37,890

Total liabilities and stockholders’ equity	$39,163	$40,758